Exhibit 10.46

GENCO SHIPPING & TRADING LIMITED

ANNUAL INCENTIVE PLAN

1.        Purpose.  The purpose of this Genco Shipping & Trading Limited (the “Company”) Annual Incentive Plan (as amended from time to time, this “Plan”) is to reinforce corporate, divisional and individual goals and to promote and reward the achievement of financial, organizational, leadership and other objectives aligned to the overall strategy of the Company.

2.        Eligibility.  Eligible employees in this Plan shall consist of such employees of the Company and its affiliates that the Committee (as defined herein) in its sole discretion selects to participate (any employee so selected, a “Participant”).  An employee who is a Participant for one Performance Period (as defined herein) shall not automatically have the right to be a Participant in any subsequent Performance Period.  In determining Participants in this Plan, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of this Plan.  It is the intent of the Committee that all of the Company’s annual bonus payments for its key employees, if any, shall be paid pursuant to this Plan.

3.        Plan Administration.

3.1      Committee.  This Plan shall be administered as follows: (i) with respect to Participants who are Senior Officers of the Company (as defined below), this Plan shall be administered by the Committee (as defined below) other than the Sub-Committee (as defined below); and (ii) with respect to all Participants who are not Senior Officers, the Committee may delegate its authority under this Plan to one or more Senior Officers of the Company (the “Sub-Committee”). References to the “Committee” shall mean the Compensation Committee acting in accordance with its Charter or the Sub-Committee (consistent with the preceding sentence), as applicable or, from time to time, if the Board so elects, the Board or a committee designated by the Board.  For purposes of this Plan, “Senior Officers” means the Chief Executive Officer of the Company and each other officer of the Company designated by the Board as subject to Section 16 of the Securities Exchange Act of 1934, as amended.

3.2      Authority.  The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, without limitation, the authority to make Bonus Awards (as defined below); to determine the persons to whom and the time or times at which Bonus Awards shall be made; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus Award; to determine whether, to what extent, and under what circumstances a

Participant’s right to receive a Bonus Award may be cancelled, forfeited, or surrendered; to construe and interpret this Plan and any Bonus Award; to prescribe, amend and rescind rules and regulations relating to this Plan; to determine the terms and provisions of Bonus Awards; and to make all other determinations deemed necessary or advisable for the administration of this Plan. The Committee shall have the authority to make equitable adjustments to the performance criteria and/or Bonus Awards in such circumstances as the Committee deems appropriate, including, without limitation, in recognition of unusual or non-recurring events affecting the Company or any affiliate of the Company or the financial statements of the Company or any affiliate of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.  All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under this Plan from or through any Participant).  In the administration of this Plan, the Committee may itself directly exercise the foregoing powers and authorities or may make a recommendation to the Board for a final determination by the Board.  The Committee may delegate any of its duties and powers, in whole or in part, to any subcommittee thereof or, with respect to non-Senior Officers, to the Sub-Committee.

4.        Bonus Awards.

4.1      Annual Bonuses.  A Participant may be designated as eligible to receive an incentive cash bonus with respect to an annual performance period (the “Annual Bonus”), subject to the procedures and requirements set forth in this Plan.  A Participant’s Annual Bonus may be measured by, among other things, a percentage of the Participant’s annual base salary.

4.2      Other Bonuses.  The Committee may award other cash bonuses in such amounts and on such terms and conditions as it determines in its sole discretion, without regard to the procedures and requirements set forth in this Plan (an “Other Bonus” and collectively with any Annual Bonuses, “Bonus Awards”), to any individual who is or has been hired by the Company or any of its affiliates, to the extent any such person is identified as an eligible Participant by the Committee.

5.        Procedure.

5.1      Performance Period.  Unless otherwise determined by the Committee, the annual performance period with respect to an Annual Bonus shall be the calendar year (any such period, a “Performance Period”).

5.2      Establishment of Performance Goals.   The Committee (or its designee) shall establish (i) the performance goals applicable to the Performance Period; (ii) the performance measures to be used to measure the performance goals; (iii) the method for computing any amount of compensation payable to each Participant if such performance goals are obtained and any amount of compensation payable to each Participant on a discretionary basis; and (iv) the Participants or class of Participants to which such performance goals, performance measures and computation methods apply, which may differ among Participants.  Such performance goals may include, without limitation, earnings-based measures (e.g., EBITDA, adjusted EBITDA, operating income, revenue), measures relating to the Company’s share price (e.g., relative TSR), costs versus budget, other strategic goals, and/or individual management based objectives (“MBOs”), in any case, as may be determined by the Committee with respect to a given Performance Period.  The method for computing any amount of compensation payable may include, without limitation, the designation of one or more, threshold, target, or maximum bonus levels, determination of the bonus amount to be paid at each such level, and the weighting of metrics used to determine the total Bonus Award.  The Committee may delegate its authority to set MBOs to one or more officers or managers of the Company, including individuals who are responsible for a Participant’s division or business unit within the Company.  Performance goals may be absolute goals or relative goals, including, without limitation, goals based on comparisons to the performance of other companies or an index covering multiple companies, measured with respect to one or more of the applicable performance measures.

The performance goals with respect to a given Performance Period shall be communicated to the applicable Participant or class of Participants as soon as reasonably practicable following the Committee’s determination of such performance goals for the Performance Period.

5.3      Determination of Annual Bonus Amounts. As soon as reasonably practicable following the completion of each Performance Period, the Committee shall confirm which of the applicable performance goals, if any, have been achieved and the amount of Annual Bonus payable as a result thereof to each applicable Participant (the “Preliminary Bonus Amount”).

5.4      Committee Discretion to Modify Awards.  Following the Committee’s determination of the Preliminary Bonus Amount, the Committee shall have the discretion, but no obligation, to increase or decrease the Preliminary Bonus Amount by a percentage or amount determined by the Committee for the applicable Participant and Performance Period (the resulting amount, the “Modified Bonus Amount”), and the Modified Bonus Amount shall represent the amount of Annual Bonus to be paid to a Participant in respect of that Performance Period.

5.5      Payment of Annual Bonus.  The Annual Bonus shall be paid, if at all, to Participants within a reasonable period of time following the end of the Performance Period to which such Annual Bonus relates, but in no event shall an Annual Bonus be paid later than March 15th of the calendar year immediately following the fiscal year with respect to which the applicable Annual Bonus was earned.

6.        General Provisions.

6.1      Compliance with Legal Requirements. This Plan and the payment of Bonus Awards, and the other obligations of the Company under this Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

6.2      No Right to Continued Service. Nothing in this Plan shall confer upon any Participant the right to continue in the service of the Company or any of its affiliates or to be entitled to any compensation or benefits or to interfere with or limit in any way whatever rights otherwise exist of the Company or any of its affiliates to terminate such Participant’s service or change such Participant’s compensation.

6.3      Withholding Taxes. The Company and its affiliates shall have the right to deduct from any payment made under this Plan any federal, state, local or foreign income or other taxes they determine are required to be withheld with respect to such payment.

6.4      Amendment, Termination and Duration of this Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate this Plan in whole or in part, with or without Participant consent.  Notwithstanding the foregoing, no amendment (other than an amendment deemed necessary by the Board to comply with Section 409A of the Code (as defined below)) shall affect adversely any of the rights of any Participant under any Bonus Award following the end of the Performance Period (if applicable) to which such Bonus Award relates.

6.5      Participant Rights. No Participant shall have any claim to be granted any Bonus Award, and there is no obligation for uniformity of treatment among Participants.

6.6      Eligibility for Other Bonuses and Annual Bonuses

(i)        Unless otherwise provided by the Committee or explicitly provided for otherwise in a Participant's employment agreement or other agreement, a Participant must be actively employed by the Company or one of its affiliates on the date Bonus Awards are paid in order to receive payment in respect of such award.  Accordingly, a Participant shall forfeit his/her right to receive payment in respect of any unpaid Bonus Award upon his/her termination of employment with the Company.

(ii)       Subject to the provisions of Section 6.6(i), and unless otherwise provided by the Committee or explicitly provided for otherwise in a Participant’s employment agreement or other agreement, in the event a person is a Participant in the Plan for less than the entire Performance Period, he/she shall be eligible to receive a portion of any Annual Bonus earned in respect of such Performance Period, prorated such that the numerator equals the number days the person was a Participant in the Plan during such Performance Period and the denominator equals the total number of days occurring during such Performance Period.

For purposes of this Section 6.6, “actively employed” shall mean all full and part time employees, employees on workers’ compensation, maternity leave, or disability and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

6.7      Change in Control.  The Committee (excluding the Sub-Committee) shall determine, in its sole discretion, the treatment of Bonus Awards upon a Change in Control (as defined in the Company’s Amended and Restated 2015 Equity Incentive Plan, as it may be amended and/or restated from time to time).

6.8      Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to a Bonus Award, nothing contained in this Plan shall give any such Participant any rights that are greater than those of a general creditor of the Company.

6.9      Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.

6.10    Validity.  In the event any provision of this Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.

6.11.   Forfeiture and Recapture.   Any payments under this Plan will be subject to recoupment in accordance with applicable law or any clawback or recoupment policy of the Company, including without limitation any such policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

6.12    Section 409A.  This Plan and the payments and benefits hereunder are intended to be exempt from Section 409A of the Code (“Section 409A”), and if not so exempt, to comply with Section 409A, and shall be construed and interpreted in a manner consistent with such intent.  To the extent that any provision of this Plan would result in the payment of additional tax, interest or tax penalties under Section 409A, the Company agrees to use commercially reasonable efforts to amend this Plan if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties in order to bring this Plan into compliance with Section 409A, without materially changing the economic value of the arrangements under this Plan to any Participant.  Notwithstanding the foregoing, no particular tax result for any Participant with respect to any income recognized in connection with this Plan is guaranteed, and in no event shall the Company or any of its affiliates, or any of their respective representatives, be liable for any taxes, interest or penalties incurred by any Participant in connection with this Plan, the payments or benefits hereunder, or otherwise.

6.13    Effective Date. This Plan became effective as of March 4, 2019, the date this Plan was approved by the Board on the recommendation of the Compensation Committee.